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                                                                      EXHIBIT 11

                          RENAISSANCE SOLUTIONS, INC.


              COMPUTATION OF PRO FORMA EARNINGS PER COMMON SHARE

                 (Amounts in thousands, except per share data)
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
                                                 Three Months Ended                          Nine Months Ended

                                         September 27,          September 29,         September 27,        September 29,
                                             1996                   1995                  1996                  1995
                                       ------------------     ------------------    ------------------    -----------------
Weighted average number of
common and common equivalent
shares outstanding:
     Common stock..................                 6,989                  5,968                 6,605                5,481
     Stock Options (treasury
stock method)......................                   872                    381                   771                  277

                                       ==================     ==================    ==================    =================
          Total....................                 7,861                  6,349                 7,376                5,758
                                       ==================     ==================    ==================    =================
Pro forma net income per common
share..............................    $              .19     $              .13    $              .49    $             .36
                                       ==================     ==================    ==================    =================
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